Exhibit 15.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-240180, No. 333-224391 and No.333-212406) and Form F-3 (No. 333-237574) of HUTCHMED (China) Limited (formerly known as “Hutchison China MediTech Limited”) of our report dated March 4, 2021 relating to the financial statements, which appears in this Form 20-F.

/s/ PricewaterhouseCoopers
Hong Kong
March 3, 2022